NVE Corporation Reports Second Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—October 23, 2024—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended September 30, 2024.

Total revenue for the second quarter of fiscal 2025 decreased 5% to $6.76 million from $7.13 million for the prior-year quarter. The decrease was due to a 14% decrease in product sales partially offset by a 3,950% increase in contract research and development revenue. Net income for the second quarter of fiscal 2025 decreased 15% to $4.03 million, or $0.83 per diluted share, compared to $4.72 million, or $0.98 per share, for the prior-year quarter.

For the first six months of fiscal 2025, total revenue decreased 15% to $13.5 million from $16.0 million for the first six months of the prior year. The decrease was due to a 20% decrease in product sales partially offset by a 457% increase in contract research and development revenue. Net income decreased 11% to $8.12 million, or $1.68 per diluted share, from $9.13 million, or $1.89 per share, for the first half of fiscal 2024.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable November 29, 2024, to shareholders of record as of November 4, 2024.

“We are pleased to report solid earnings for the quarter despite a slow industry recovery,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to future dividend payments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023 (Unaudited)
	Quarter Ended September 30,
	2024	2023
Revenue
Product sales	$6,104,433	$7,117,122
Contract research and development	654,257	16,154
Total revenue	6,758,690	7,133,276
Cost of sales	947,254	1,599,866
Gross profit	5,811,436	5,533,410
Expenses
Research and development	847,603	683,208
Selling, general, and administrative	568,241	433,785
Recovery of credit losses	-	(202,926)
Total expenses	1,415,844	914,067
Income from operations	4,395,592	4,619,343
Interest income	464,429	512,092
Income before taxes	4,860,021	5,131,435
Provision for income taxes	833,876	407,869
Net income	$4,026,145	$4,723,566
Net income per share – basic	$0.83	$0.98
Net income per share – diluted	$0.83	$0.98
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,833,855	4,833,401
Diluted	4,839,291	4,840,770

	Six Months Ended September 30,
	2024	2023
Revenue
Product sales	$12,720,292	$15,817,214
Contract research and development	821,642	147,476
Total revenue	13,541,934	15,964,690
Cost of sales	1,922,748	3,679,489
Gross profit	11,619,186	12,285,201
Expenses
Research and development	1,726,131	1,379,200
Selling, general, and administrative	1,108,645	908,900
Provision for credit losses	-	9,514
Total expenses	2,834,776	2,297,614
Income from operations	8,784,410	9,987,587
Interest income	958,388	948,618
Income before taxes	9,742,798	10,936,205
Provision for income taxes	1,619,066	1,808,909
Net income	$8,123,732	$9,127,296
Net income per share – basic	$1.68	$1.89
Net income per share – diluted	$1.68	$1.89
Cash dividends declared per common share	$2.00	$2.00
Weighted average shares outstanding
Basic	4,833,766	4,832,786
Diluted	4,839,145	4,840,688

NVE CORPORATION BALANCE SHEETS SEPTEMBER 30 AND MARCH 31, 2024

	(Unaudited) September 30, 2024	March 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$3,096,179	$10,283,550
Marketable securities, short-term (amortized cost of $20,002,199 as of September 30, 2024, and $12,283,630 as of March 31, 2024)	19,836,293	11,917,779
Accounts receivable, net of allowance for credit losses of $15,000	2,952,431	3,144,833
Inventories	7,417,611	7,158,585
Prepaid expenses and other assets	533,233	689,349
Total current assets	33,835,747	33,194,096
Fixed assets
Machinery and equipment	11,626,533	10,501,096
Leasehold improvements	1,956,309	1,956,309
	13,582,842	12,457,405
Less accumulated depreciation and amortization	11,560,984	11,403,383
Net fixed assets	2,021,858	1,054,022
Deferred tax assets	1,518,646	1,453,704
Marketable securities, long-term (amortized cost of $28,203,595 as of September 30, 2024, and $31,417,890 as of March 31, 2024)	28,281,803	30,788,301
Right-of-use asset – operating lease	219,747	289,910
Total assets	$65,877,801	$66,780,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$170,077	$127,154
Accrued payroll and other	580,274	729,215
Operating lease	181,159	179,372
Total current liabilities	931,510	1,035,741
Operating lease	88,651	175,775
Total liabilities	1,020,161	1,211,516

Shareholders’ equity
Common stock	48,340	48,337
Additional paid-in capital	19,678,425	19,554,812
Accumulated other comprehensive loss	(68,510)	(777,637)
Retained earnings	45,199,385	46,743,005
Total shareholders’ equity	64,857,640	65,568,517
Total liabilities and shareholders’ equity	$65,877,801	$66,780,033